Exhibit 4.13

This Addendum No. 1 of the Share Purchase Agreement dated 17 May 2021 (“Addendum No. 1”) is made on this 24th day of June 2022 between: -

(1)	Anand Nagaraj (Indian Passport Number Z2550250) of Villa 104, Alma 1, Arabian Ranches, Dubai UAE (“Sellers’ Representative); and

(2)

Triterras Fintech Pte Limited, (the “Purchaser”) a company registered in Singapore with registered 20181540M, and whose registered office address is at #23-04 Republic Plaza, 9 Raffles Place, Singapore 048619

In this Agreement, unless repugnant to the context or meaning hereof, the Sellers and the Purchaser shall be collectively referred to as the “parties” and individually as a “party”.

WHEREAS

(A)

The Purchaser and the Sellers (as listed out in Annex 1 herein) entered into a Sale Purchase Agreement dated 17 May 2021, relating to the sale and purchase of the entire issued share capital of IB Holdings Limited and one ordinary share in Techfin Solutions FZCO (the “Agreement”).

(B)	The Sellers appointed the Sellers’ Representative pursuant to Clause 17.9 of the Agreement which states: -

A.

The Sellers irrevocably appoint Anand Nagaraj (the “Sellers’ Representative”), who accepts this appointment, as agent to give and receive all notices and other documents, to receive and distribute any payments, to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Sellers under this Agreement, to agree on any amendment to this Agreement, and, more generally, to exercise the rights and fulfil all obligations of the Sellers on their behalf under this Agreement.

B.

The Sellers’ Representative shall be appointed for a period of five (5) years and shall not be revoked by the Sellers during such period. Anand Nagaraj hereby accepts and undertakes to act as Sellers’ Representative for such period. Any decision by the Sellers’ Representative under this Agreement shall bind the Sellers.”

(C)	The parties have been discussing in good faith of amending some of the terms of the Agreement and have agreed to amend the terms as set out in this Addendum No. 1.

NOW, THEREFORE in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	To amend Clause 1.1 (Definitions) as set out below: -

Exhibit 4.13

(i)	The definition of “Audit Firms” shall be deleted in its entirety and replaced as follows:

“Audit Firm means any reputable accounting firm as agreed, in writing, by the parties.”

(ii)	The definition of “Earn-Out Payment Date” shall be deleted in its entirety.

(iii)	The following new definition shall be inserted after “IT Systems” and before “Laws” or Law”

“Kratos Platform means the trading and trade finance platform owned, developed and operated by the Purchaser and called Kratos”

(iv)	The definition of Platform shall be deleted in its entirety and replaced as follows:-

“IB Platform means the online supply chain finance platform owned by any one or more of the Group Companies”

(v)	The definition of "Revenue” shall be deleted in its entirety and replaced as follows:-

“Revenue” shall mean (a) any fee income booked by a Group Company, (b) any interest income booked by a Group Company while lending on its books/on the books of Invoice Bazaar, (c) any spread income earned by the Group Company /the Purchaser on supply chain finance/receivables finance transactions sourced by the Group Company or any of the Warrantors and shall exclude revenue from the Kratos Platform and any revenue from IBF Global Trading LLC (formerly known as Invoice Bazaar General Trading LLC).”

(vi)	The following definition shall be inserted “Earnout Revenue: -

“Earnout Revenue” shall be calculated as follows

(a)	all Revenue of the Group Companies from the Completion Date to April 30, 2022 as provided in the Management Accounts; and

(b)

Annual Recurring Revenue calculated at the date of the Earnout Payment” is due = (Approved Assets and outstanding as on June 30, 2022 or Review Date X Rate of Interest per annum of the approved assets deployed with the customers) + (Annual Processing Fee on all Approved Assets if any)

For the purposes of calculating the Earnout Revenue, the following definitions shall apply: -

(I)

“Approved Assets” shall mean the capital deployed and outstanding at the end Review Date or June 30, 2022 less any capital deployed which is outstanding for more than 90 days post their tenor as per the agreements with the customers.

Exhibit 4.13

(I)

“Rate of Interest” shall mean interest rate at which the Approved Assets have been borrowed by the Customers on the IB Platform; further If a part of the “Rate of Interest" is accounted as any other income or fee, for the purpose of this addendum, such other income/fee will remain to be calculated as “Rate of Interest”.

(II)	“Annual Processing Fee” shall mean any fee collected in the name of processing fee which at every disbursement to the Customer and could be referred as arrangement fee as well.

The Purchaser and the Sellers’ Representative (acting jointly) shall review and agree the Earnout Revenue. If the Purchaser and the Sellers’ Representative cannot agree the Earnout Revenue within 10 Business Days of the review, then the matter shall be referred to an Audit Firm for resolution within 30 Business Days of the after the date of the said review. The decision of such Audit Firm shall be final and binding on the parties and the parties acknowledge and agree that they shall not refer the matter to arbitration in accordance with Clause 18.2 of the Agreement in the event of further dispute. The cost of the audit by the Audit Firm appointed for this purpose shall be borne by the Company.

2.	Clause 5 of the Agreement is deleted in its entirety and replaced as follows: -

“5.1Subject to Clause 5 below, the Sellers shall be entitled to receive an amount up to of US$2,000,000, in the aggregate (“Earn-Out Payment”), as set out herein and payable as follows:

5.2

Phase 1 of the Earn-Out Payout. - It is hereby agreed that a portion of Earn-Out Payment amounting to an aggregate of US$0.5 million (which will be known as “Phase 1 of the Earn-Out Payment”) shall be paid out to the Sellers as per the payment instructions received from the Sellers Representative subject to Group Companies Achieving Earnout Revenue of US$2million from Completion Date to June 30, 2022 (both days inclusive) as explained further below.

If the Earnout Revenue of the Group Companies is $2,000,000 or greater, from the period beginning on the Completion Date and ending on June 30, 2022, (“First Earn-Out Period”)as reflected in the Management Accounts, then the Purchaser shall make a payment, within thirty (30) days from June 30, 2022 to the Sellers equal to an amount of $0.5 million, in the aggregate (such payment is referred to as “Phase 1 Earn-out Payment”). If the Earnout Revenue is less than $2,000,000 in the First Earn-Out Period at the date of determination (which the Purchaser shall determine within fifteen (15) days from June 30, 2022), then no Phase 1 Earn-Out Payment shall be payable.

5.3

Phase 2 of the Earn-Out Payment - The remaining Earn-Out Payment amount of US$ 1,500,000 (which shall be known as “Phase 2 of the Earn-Out Payment”), shall be paid out to the Sellers in accordance with the payment instructions received from the Sellers Representative on the condition that: -

Exhibit 4.13

(i) the milestones set out in Clause 5.4 below are met in the Second Earn-Out Period (as defined below). Each milestone to be singularly known as “KPI” and collectively, the “KPIs”; and

(ii) The aggregate amount of US$1,500,000 will be paid in accordance with Clause 5.5 below; and

(iii) the KPIs are to be achieved by the Group Companies during the period March 1, 2022 and June 10, 2023, both days inclusive (“Second Earn-Out Period”).

If the Sellers, jointly or severally, meet or exceed the Key Performance Indicators (KPIs) set out in Section 5.4 below, during the Second Earn-Out Period, then the Purchaser shall make a payment to the Sellers equal to an amount of $1,500,000, in the aggregate (such payment is referred to as “Phase 2 Earn-out Payment”) on the terms set out Clause 5.5 below. If the Sellers do not meet any or all of the KPIs during the Second Earn-Out Period by June 10 2023, then the Phase 2 Earn-Out Payment that corresponds to the KPI which was not met shall not be payable.

Provided further, if key employees, Anand Nagaraj voluntarily resigns in accordance with the terms of his Employment Agreement or he is deemed to be a Bad Leaver or both Ashok Balasubramanian and Sumit Rungta (all three collectively known as the “Key Employees” and singularly known as “Key Employee”) voluntarily resigns in accordance with the terms of his Employment Agreement or are deemed to be Bad Leavers prior to the completion of the First Earn-Out Period or the Second Earn-Out Period (as the case may be) in accordance with their applicable employment agreement, or any one of them are deemed to be a Bad Leaver, then, Sellers entitlement to any further Earn-Out Payment under this Agreement (whether the Phase 1 Earn-Out Payment nor Phase 2 Earn-Out Payment, as the case may be) shall be forfeited and the Purchaser shall have no further liability to the Sellers in connection with or arising out of the Earn-Out Payment.

5.4	The KPIs and the weightage of each KPI that are to be achieved in the Second Earn-Out Period in respect of the Phase 2 Earn-Out Payment are set out in Table 1 as follows: -

Table 1 – KPIs and the Weightage of each KPI

KPI	Milestone (or KPI)	Weightage	Monetary value of the KPI (USD) (“KPI Achievement Amount”)

1.	On or after 1 March 2022, 300 new customers requiring financing are onboarded and those new customers transacted on the IB Platform . Every new company irrespective of whether it is part of a larger group of companies or not will be considered “new” for the purposes of this KPI. Onboarded means customers who have generated revenues on the IB Platform.	15%	225,000

Exhibit 4.13

KPI	Milestone (or KPI)	Weightage	Monetary value of the KPI (USD) (“KPI Achievement Amount”)

2.

The Group Entities to submit US$1Bn in trade value of Qualified Deals on or after March 1, 2022 (as defined below).

“Qualified Deals” shall mean a borrower of

a.North American/European origin (i.e., where is it incorporated) where the total yield is minimum of 8%.

b.Alternatively, if the borrower is not of North American/European origin, then the borrower shall have a minimum debt rating of BBB or is listed on a reputable stock exchange or part of a US$1Bn+ group with a yield of a minimum of 8%.

c. Further if the borrower is not as per clause 2.a or 2.b of Table 1 above, then any borrower approved by the Triterras Distribution Team with a yield of a minimum of 12% or borrowers for whom Triterras Distribution Team secured financing.

		25%	375,000

3.	Additional distribution partnerships on or after March 1, 2022: to have active partnership with at least 3 new financial institutions (Banks/Funds/Investors), as evidenced by signed documentation/agreements as the Purchaser may deem fit, and the partnerships must commit to provide funding to the Purchaser (or its related entities) or its customers	25%	375,000

Exhibit 4.13

KPI	Milestone (or KPI)	Weightage	Monetary value of the KPI (USD) (“KPI Achievement Amount”)

4.	Reach an Annual Recurring Revenue of US$10Mn as on June 10, 2023. Annual Recurring Revenue is defined under part (b) of the definition of the Earnout Revenue.	35%	525,000

5.5

Payment of the Phase 2 Earn-Out Payment (i.e. US$1,500,000 in aggregate) will be paid in 3 instalments and in equal sums of US$500,000 corresponding to the achievement of KPIs at each Review Date by the Group Entities as set out in Table 2 below; further should any KPI’s not be achieved at the Review Date of Payment 1 or Payment 2 (“Unachieved KPI’s) , such unpaid portion shall be paid to the Sellers on achievement, during the Second Earn-Out Period, of such Unachieved KPI’s;

Table 2: Weightage of KPIs to be achieved for each payment of US$500,000

Payment Installment	KPI weightage to be achieved (Weightage”)	Review Date (“Review Date”)	Maximum amount that will be payable if the Weightage is achieved by the respective Review Date (Note 1 and Note 2)
Payment 1	35% overall achievement of all KPIs	30 September 2022	$500,000

Payment 2	70% overall achievement of all KPIs	31 December 2022	$500,000

Payment 3	100% of overall achievement of all KPIs	10 June 2023	$500,000

Exhibit 4.13

Note 1:  If there are Unachieved KPIs at a Review Date  and thus the maximum amount is not paid out for either Payment 1 or 2, it will be possible for the shortfall to be achieved before the next payment (i.e. Payment 2 or 3, as the case may be) if the Unachieved KPI is achieved by the next Review Date.

Note 2: If Payment 2 or Payment 3 KPIs are achieved in Payment 1 Review Date, then the KPI Achievement Payment is made without deferring the payment to the next Review Date. Similarly, if Payment 3 KPI’s are achieved during Payment 2 Review Date, then the KPI achievement Payment is made without deferring the payment to the next Review Date

This will mean that in addition to the maximum amount mentioned in column 4 above, the Sellers may be entitled to the monetary value of the Unachieved KPI in Note 1 of the earlier review(s) and/ or KPI’s achieved earlier under Note 2.

5.5.1Overall Achievement Calculation: Based on the weightage and achievement, a score per KPI will be calculated. An underperformance at the end of the Second Earn-Out period (and not at each Review Date) in any one or more KPI’s of upto 10% of that KPI can be offset (only once) by an equal overachievement in another KPI upto 10%. In any instance the maximum offset in the Second Earn-Out Period for all KPI’s shall not exceed 10%. Please see attached Annex 2 which sets out two examples on how the overall achievement calculation will be calculated.  Annex 2 is purely for illustrative purposes.

5.5.2The Purchaser will determine whether the respective weightages of 35%, 70% and 100% have been met within 15 days of the relevant Review Date. The Purchaser will inform the Sellers’ Representative, in writing, the amount payable at such date of determination (“Amount Payable”). Upon receiving confirmation from the Purchaser, the Seller’s Representative, shall request for the Amount Payable and the Purchaser will pay such amount to Sellers in accordance with their shareholding proportion in the Company within 30 days from the date of the said request.

5.5.3The Sellers sole remedy for any failure by the Purchaser to pay a Earn-Out Payment in accordance with this Clause 5 when the same falls due shall be a claim in damages.”

3.

Except as expressly amended hereby, the binding provisions of the Agreement shall remain in full force and effect. This Addendum No. 1 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the binding provisions of the Agreement. In the event of any inconsistency or contradiction between the Agreement and Addendum No. 1, the terms of this Addendum No. 1 shall prevail.

4.	Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

Exhibit 4.13

5.	This Addendum No. 1 shall come into effect on 1 March 2022.

6.

This Addendum No. 1 may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any counterpart. The delivery of signed counterparts by electronic mail in ‘portable document format’ (.pdf) shall be as effective as signing and delivering the counterpart in person.

7.	A person who is not a party to this Addendum No. 1 shall not have any right to enforce any term of this Addendum No. 1.

8.	Clause 18 of the Agreement (Law and Arbitration) is repeated here save that “Agreement”, shall be replaced with “Addendum No. 1”.

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Exhibit 4.13

Annex 1

(Name of the Sellers)

Seller
Anand Nagaraj
Ashok Balasubramanian
Sumit Rungta
Ashish Kirat Desai
Allwyn D’Souza
Tsegaye Alayamehu Gebremariam
Dharmil Chandrakant Gandhi
Archana Shankar

Exhibit 4.13

Annex 2

(Examples of how Clause 5.5.1 – For Illustrative Purposes only)

Exhibit 4.13

This Agreement has been executed on the date shown on the first page.

EXECUTED by

Triterras Fintech Pte Limited
by a director:

Signature of director

Name of director (please print)

EXECUTED by

Anand Nagaraj (for and on behalf of himself and Ashok Balasubramanian, Sumit Rungta, Ashish Kirat Desai, Allwyn D’Souza, Tsegaye Alayamehu Gebremariam, Dharmil Chandrakant Gandhi and Archana Shankar as the appointed Sellers’ Representative pursuant to Clause 17.9 of the Agreement)

In the presence of:

_________________________________________

Name of Witness